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                                                                     EXHIBIT 99c

                                                                   PRESS RELEASE
                 IMS INTRODUCES HIGH SPEED E-SERIES DATA MODULES
                   BRINGING HIGHERPRICE/PERFORMANCE STANDARDS
                      TO ITS ATS, XTS AND MSTS TEST STATIONS

     100 MHZ AND 200 MHZ E-SERIES DATA MODULES WILL GIVE IMS CUSTOMERS HIGHER
                 FUNCTIONALITY AND PERFORMANCE AT A LOWER PRICE

Beaverton, Ore. -- April 3, 1997 -- Integrated Measurement Systems Inc today announced introduction of two new e-series data modules designated the 100e for 100 MHz operation and 200e for 200 MHz operation. Developed for use with the ATS-Trademark-, XTS-Trademark- and MSTS-Trademark- Test Stations, the new higher speed e-modules build upon the 60e price/performance standard announced at ITC, 1996.

"Customers who test high performance, high pin count devices can realize a greater savings in the cost of test as well as enhanced performance and functionality with the e-series data modules," commented Richard Gaunt, marketing manager for digital products at IMS.

E-Modules Build Upon Current Module Capabilities. Offering 16 I/O data channels, the e-series modules contain all the capabilities of IMS' current data modules with the addition of optional deeper pattern memory and a low leakage current operation mode. Like the 60e, the 100e and 200e data modules utilize advanced bipolar technology in the driver and comparator circuitry.

Advanced Features. IMS e-series data modules can be configured with 128K or 512K of local vector memory, and with 4 M or 8 M of dynamic pattern memory per pin. Other key features include:

    Seven bits of data behind every pin, allowing Realtime Compare and Acquire for instant error detection and reporting.

    Per pin programmable functions such as driver or dual comparator levels, active loads, variable slew rate, force and compare timing, tristate and masking, and data formats.

    Special Low Leakage Mode provides LESS THAN 250 nA of leakage current for low current devices such as found in medical equipment or battery operated devices.

    A DC PMU per pin is optional.

Versatility Across Entire IMS Test Station Series. E-series data modules can be used in Advanced Test Station (ATS), eXtended Test Station (XTS) and Mixed-Signal Test Station (MSTS) models. Configurations can range from 16 I/O pins to 576 I/O pins with up to 64 high performance analog channels. Different speed e-series data modules may be freely intermixed within any Test Station and combined with SCAN data modules with up to 32 M of serial memory. In addition, IMS Test Stations can be ordered with IMS' exclusive FT, FlexTime-Trademark- option that provides time set switching on-the-fly, independently programmable high speed clocks and easy to use Time Navigator II-Trademark- software environment for critical timing path analysis.

Price and Availability. All e-series data modules are available today. A 100 MHz 512 pin system utilizing the 100e module is priced under $2,500 per pin while 200 MHz systems are slightly higher.

Integrated Measurement Systems Inc. (IMSC), is a worldwide leader in engineering Test Stations and Virtual Test Software, providing cost-effective solutions to reduce the time required to test and verify complex electronic circuits. For the past three years, IMS has been rated #1 in pure test in the VLSI Research Inc.'s Customer Satisfaction Survey List of the 10 BEST Suppliers of Test and Material Handling Equipment. IMS is listed on the NASDAQ National Market under the symbol IMSC. For more information, contact IMS at 9525 S.W. Gemini Drive, Beaverton, Oregon 97008. Ph: (503) 626-7117 or (800) 879-7117, Fax: (503) 644-6969 or visit our Web site

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at www.ims.com

-Trademark-ATS, XTS, MSTS, FlexTime, Time Navigator II and the IMS logo are trademarks of Integrated Measurement Systems Inc.